Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182473, 333-207130 on Form S-3 and Registration Statement Nos. 2-76378, 333-40604, 333-175185, 333-195314, 333-208999 on Form S-8 of our reports dated February 26, 2018, relating to the consolidated financial statements and financial statement schedules of Torchmark Corporation and subsidiaries (Torchmark Corporation), and the effectiveness of Torchmark Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Torchmark Corporation for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 26, 2018